EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of FAT Brands Inc. on Form S-1 (No. 333-239032), Form S-3 (No. 333-261371), Form S-3 (No. 333-261365), Form S-3 (No. 333-256342), Form S-8 (No. 333-239031) and Form S-8 (No. 333-261362) of FAT Brands Inc. of our report dated March 23, 2022 relating to the consolidated financial statements of FAT Brands Inc. as of December 26, 2021 and December 27, 2020, and for the years then ended and the related notes and financial statement Schedule II which appears in this annual report on Form 10-K for the year ended December 26, 2021.

/s/ Baker Tilly US, LLP
Los Angeles, CA
March 23, 2022